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                                                                   EXHIBIT 10.13

                                     Ragen MacKenzie
                                     Incorporated    999 3rd Avenue, Suite 4300
                                                     Seattle, Washington 98104
                                                     206-343-5000


Mr. James P. Kerr
VIA FAX

Dear Jim:

I am delighted to extend an offer of at will employment to you with the following terms:

1. You will assume the position of President and become a member of the Board of Directors of Ragen MacKenzie Group Incorporated (RMGI) and Ragen MacKenzie Incorporated (RMI). This must be voted upon, however based on my discussions with Board Members, I expect there will be no objections.

2. For the first two years from the commencement of your employment, your annual cash compensation will be at least $500,000 per year, consisting of a monthly salary of $20,833.33 and an annual bonus of at least $250,000. This compensation does not include amounts under #3 and #4. In the event your employment is terminated for any reason other than for voluntary resignation or cause during this initial two year period of employment, you will still receive payments specified in items #2, 3, and 4. Otherwise, except for the death benefit specified in #4, payments will be made only so long as you continue to be employed.

3. A one time cash payment of $134,500 upon commencement of employment in recognition of your forfeiting some deferred compensation at your present employer.

4. A one time cash payment of up to $300,000 to compensate you for the value of your 1998 calendar year bonus from your present employer that you estimate will be forfeited upon employment at Ragen MacKenzie. The total one-time cash payment will be divided into three installments that will be paid, assuming your continued employment, as follows: $100,000 within 60 days of commencement of employment; $100,000 on 12/31/1999; and $100,000 on 12/31/2000. If you receive any bonus from your present employer related to your 1998 calendar year service, the total $300,000 payment due from Ragen MacKenzie will be reduced by the amount received (up to $300,000) by you; the reduction in amount will be applied first to the 12/31/2000 installment, next to the 12/31/1999 installment, and finally to the initial installment. Your estate is entitled to the payments under #4 if you die prior to 12/31/2000.

5. A nonqualified stock option to purchase 100,000 shares of RMGI common stock. This option is to be granted at the commencement of your employment and will be issued pursuant to the 1998 Stock Incentive Compensation Plan. The option will be priced at the closing market price of RMG common stock on the date you commence employment. It will have a 3 1/2 year term in which to exercise the option, with 1/3/rd/ of the shares vesting annually on each anniversary of the option grant date.

6. After joining RMI, you may solicit and hire an assistant of your choice at a wage mutually agreed upon between yourself and RMI.


                  OFFICES IN THE PACIFIC NORTHWEST AND ALASKA


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7.   You agree that you will not divulge at any time any nonpublic information received by you concerning RMI's clients, accounts, and business or financial aspects.

8. This offer expires at the close of business on midnight Tuesday, January 5, 1999. If it is accepted, you will promptly advise your present employer and RMI will make a public announcement with one business day of the date you advise your present employer. Your employment will commence the date of the public announcement by RMI or RMGL. RMI will reimburse you for traveling to Minneapolis to advise your employer of your resignation.

If this is acceptable, please sign below and fax or send me a copy. I look forward to hearing from you.

Sincerely,

 /s/ Lesa Sroufe
Lesa Sroufe
Chairman & Chief Executive Officer, Ragen Mackenzie Group Incorporated

Accepted:

/s/ James P. Kerr
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